Exhibit 10.31

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into this 22nd day of June, 2021 (the “Effective Date”), by and between the GAINESVILLE REDEVELOPMENT AUTHORITY (the “Authority” or “Seller”) and GA EHA, LLC, a Colorado limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Purchaser wishes to develop that certain real property consisting of approximately 1.7 acres located at the intersection of Jesse Jewell Parkway and Academy Street in Gainesville, Georgia (together with all easements, hereditaments and other rights, privileges and immunities appurtenant thereto, the “Property”), which Property is more particularly described on Exhibit A attached hereto and incorporated herein;

WHEREAS, Seller desires to sell the Property to Purchaser and Purchaser desires to acquire the Property from Seller, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

Purchase and Sale

1.1 Purchase. and Sale of Property. Seller agrees to sell and Purchaser agrees to purchase, upon the terms and conditions set forth herein, the Property. The City of Gainesville, Georgia (the “City”) and the Authority have entered into an Intergovernmental Agreement with an effective date of June 22, 2021, which Intergovernmental Agreement provides for the transfer of the Property from the City to the Authority, with restrictions on the sale of the Property as set forth herein.

ARTICLE 2

Purchase Price

2.1 Purchase Price. The purchase price of the Property shall be Eight Hundred Thousand and 00/100 Dollars ($800,000.00) (the “Purchase Price”). The Purchase Price shall be payable at Closing (hereinafter defined) by wire transfer of immediately available funds, subject to the prorations and expenses of sale identified herein.

ARTICLE 3

Earnest Money

3.1 Deposit of Earnest Money. Within three (3) Business Days after the Effective Date, Purchaser shall deposit with the Authority the sum of Ten Thousand and 00/100 Dollars ($10,000.00) (the “Earnest Money”).

3.2 Escrow Agreement. Except as otherwise provided herein, the Earnest Money shall be paid to Seller at Closing and applied as a credit in favor of Purchaser against the Purchase Price.

ARTICLE 4

Representations and Warranties

4.1 By Seller. Seller warrants and represents to Purchaser as of the date hereof and as of the date of Closing:

(a) Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby. The individual signing this Agreement on behalf of Seller is duly authorized to do so on behalf of Seller and to bind Seller.

(b) There are no leases, licenses, option agreements, purchase agreements or occupancy agreements, which give any person the right to acquire or occupy all or any portion of the Property other than easements and other restrictions of record on the Effective Date, including but not limited to the Parking, Sign and Sale Agreement between The Arts Council, Inc. and the City dated January 13, 2018, a true and correct copy of which is attached hereto as Exhibit B (the “Parking Agreement”). The Authority agrees and covenants to work with the City (and such other persons and entities as may be necessary or appropriate) diligently and in good faith to: (i) satisfy promptly all issues raised by the Parking Agreement that constitute an encumbrance, restriction or limitation on, or additional cost to, the development, operation or management of the Project as contemplated hereunder (the “Arts Council Contingency”); (ii) to cause the City to remove, at the City’s expense, the train and associated structures located on the Property, prior to Closing; (iii) to obtain final approval of the Rezoning Application (as defined below) on or before July 20, 2021 but in no event later than Closing; (iv) vest in the Property prior to Closing all governmental and quasi-governmental entitlements necessary for the development, operation and management of the Project, including without limitation onsite access to all utilities (meaning available in adjacent public right of way) and not less than two (2) right of way access points (curb cuts) serving the Property; (v) vest in Purchaser the exclusive right to parking along Broad Street adjacent to the Property for purposes of parking no less than three (3) buses as needed or requested on performance nights, which right shall be more fully described in an agreement to be executed at or before Closing; and (vi) vest in Purchaser utility access to, and exclusive parking rights in, “Poultry Park” as needed or requested on performance nights, which rights shall be enforced and managed, at the City’s expense, by the City of Gainesville , and which rights shall be more fully described in an agreement to be executed at or before Closing (the foregoing conditions (i) through (vi) are herein referred to collectively as the “Entitlement Conditions”).

(c) There is no on-going, or to Seller’s knowledge, threatened, action, litigation, or proceeding by any organization, person, individual or governmental agency against or relating to the Property.

(d) Other than the Parking Agreement and any easements and other restrictions of record on the Effective Date, neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, is subject to any temporary requisition of use by any governmental authority or has been condemned or taken in any proceeding similar to a condemnation proceeding, nor is there now pending any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof. Seller has received no notice nor has any knowledge that such proceeding is contemplated.

The representations and warranties of Seller set forth in this Section 4.1 shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date and shall survive the Closing for a period of twelve (12) months. Seller shall promptly disclose to Purchaser, in writing, any conditions or events that arise or occur subsequent to the Effective Date that become known to Seller, and which contradict or materially modify any representation of Seller set forth in this Section 4.1.

4.2 By Purchaser. Purchaser warrants and represents to Seller as of the date hereof and as of the date of Closing:

(a) Purchaser (i) is a duly formed and validly existing limited liability company organized under the laws of the State of Colorado and authorized to conduct business in the State of Georgia, and has complete and full authority to execute and deliver this Agreement and to purchase the Property from Seller as contemplated herein; and (ii) has obtained any and all consents of any member, creditor, investor or other person or entity which are required for Purchaser to enter into this Agreement and to perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby.

(b) Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby. The individual signing this Agreement on behalf of Purchaser is duly authorized to do so on behalf of Purchaser and to bind Purchaser.

ARTICLE 5
Covenants

5.1 Ownership of Property Pending Closing. Seller covenants and agrees that until the Closing or such earlier date that this Agreement is terminated pursuant to the terms and conditions hereof, Seller shall:

(a) maintain the Property in its present condition and repair, without deterioration, normal wear and tear excepted;

(b) not lease or license all or any portion of the Property or enter into any agreement granting rights to any person, firm or entity to occupy or use all or any portion of the Property;

(c) not enter into any service or management contract affecting the Property which would remain in effect after Closing, and Seller shall deliver the Property free from any such contract at Closing;

(d) not make, create or allow any transfer, lien, lease, encumbrances, easement, restriction, reservation, contractual or other right, license or interest involving the Property or any part thereof which will not be released at or prior to Closing, or act in such a way as would deprive or hinder Seller from transferring the Property to Purchaser in accordance with the terms and conditions of this Agreement; and

(e) not apply for or acquiesce in any change in the current land use or zoning classification of the Property.

ARTICLE 6

Inspection Period and Entitlement Period

6.1 Purchaser’s inspection Rights. Purchaser, at Purchaser’s sole cost and expense shall have the right to conduct an inspection of the Property for a period to extend 90 days from the date on which the Arts Council Contingency is satisfied, as determined by Purchaser in its reasonable discretion. The inspection may include economic, engineering, financing, environmental, regulatory and any other factor relating to Purchaser’s use of the Property. During the inspection period, Seller shall give Purchaser and Purchaser’s Representatives (as hereinafter defined) reasonable access to the Property during normal business hours for purposes of inspecting and conducting such tests as are reasonable and necessary for Purchaser to determine if the Property is satisfactory for Purchaser’s intended use.

(a) Purchaser shall have the right, at Purchaser’s sole cost and upon reasonable prior notice to Seller, enter upon the Property to make such inspections, investigations and tests as Purchaser may elect to make or obtain, including, without limitation, environmental Phase I testing, Phase II testing, geotechnical borings, soils, seismic, hydrogeologic and engineering tests, and other analyses and studies. Purchaser shall ensure that: (a) all of its affiliates, employees, advisors, contractors, representatives or agents (“Representatives”) who enter the Property shall have adequate, commercially reasonable insurance; (b) no liens shall be placed on the Property or levied against Seller as a result of Purchaser’s inspection; and (c) the Property is restored to the same or similar condition as existed prior to any entry.

(b) Purchaser expressly agrees that the results of any environmental investigation, review, sampling or analyses obtained by Purchaser in the course of or in connection with the inspections conducted hereunder shall remain confidential to Purchaser and its Representatives through the date of Closing and shall not be disclosed to Seller, the Georgia Environmental Protection Division, any other governmental entity or to any other third parties prior to Closing, except as otherwise required by applicable law. These confidentiality obligations shall survive the termination of this Contract.

(c) Purchaser shall indemnify, hold harmless from and defend Seller, and its agents, affiliates, successors and assigns, from and against any and all liabilities, claims, causes of action, damages, losses, penalties, forfeitures, suits, costs and expenses (including without limitation, investigation costs, costs of defense, settlement and reasonable attorneys’ fees) incurred or arising in connection with Purchaser’s or any Representative’s breach of the confidentiality and other obligations set forth in this Agreement, entry onto the Property or enforcement of this indemnity. All indemnification obligations contained herein shall survive the Closing and any termination of this Agreement.

Not later than ten (10) days following the Effective Date, Seller shall deliver to Purchaser copies of all title policies, surveys, permits, agreements and applications relating to or affecting the Property, to the extent the same are in the actual or constructive possession of Seller.

6.2 Inspection Period. If Purchaser determines, in Purchaser’s sole and absolute discretion, that the Property is unacceptable for any reason or for no reason at all, Purchaser may terminate this Agreement upon written notice to Seller given on or before 5:00 p.m. (EST) on the 90th day after the Effective Date (the “Inspection Period”). In the event Purchaser timely delivers a notice of termination pursuant to this Section 6.2, Escrow Agent shall pay the sum of One Hundred Dollars ($100.00) of the Earnest Money to Seller in full consideration of the rights granted to Purchaser under this Agreement and shall refund the balance of the Earnest Money to Purchaser, and thereafter no party shall have any further rights or obligations under this Agreement, except for those set forth herein which expressly survive the termination of this Agreement. In the event Purchaser fails to deliver timely a notice of termination pursuant to this Section 6.2, Purchaser shall be deemed to have elected to not terminate this Agreement.

6.3 Development Plans; Agreements.

(a) The parties acknowledge that Purchaser intends to develop on the Property (collectively, the “Project”): a Bourbon Brothers Smokehouse and Tavern Georgia and a Bourbon Brothers Presents Georgia Entertainment Event Venue. Purchaser intends to make application for financing of portions of the Project via Tax Allocation District funds (“TAD Funds”). Purchaser shall apply for, and Seller covenants to work diligently with the City (as such other governmental and quasigovernmental authorities as may be appropriate) and use its best efforts to secure, TAD Funds in an amount equal to the greater of: (i) $1,400,000, or (ii) 14% of the cost of the Project (the “TAD Funds Threshold”), with no portion of the TAD increment generated by the Project being made available for utilization by the City in order for the City to redesign and construct parking spaces on that real property known as “Poultry Park,” in accordance generally with plans attached hereto as Exhibit “C”, unless and until Purchaser receives $1,400,000 in TAD Funds. During the Inspection Period, the parties will cooperate in good faith to prepare and finalize an agreement to ensure that Purchaser completes the Project in accordance with the Project Plans, as hereinafter defined, within a reasonable time after Closing, as a condition of purchasing the Property.

(b) During the Inspection Period, Purchaser shall: (i) cause to be prepared schematic drawings, along with 4-sided elevations and 3D renderings for the Project (the “Project Plans”); and (ii) apply for the TAD Funds (the “TAD Approval”). The Project Plans and TAD Approval shall be subject to Seller’s prior approval, not to be unreasonably withheld or delayed. Seller covenants and agrees to cooperate with Purchaser in good faith to develop the Project Plans and obtain the TAD Approval. Without limiting the generality of the foregoing, Seller agrees to (i) support and provide such care; cooperation and coordination with Purchaser’ pursuit of the TAD Approval as may be reasonably requested by Purchaser; (ii) promptly provide Purchaser with all information about the Property as may be requested by the applicable authorities.

(c) Additionally, during the Inspection Period, the parties will cooperate in good faith to prepare and finalize one or more agreements to ensure that the City shall have the use of the performance facility contained in the Project up to seven (7) Sundays and five (5) weekday days per year, for fifteen (15) years. The City shall be obligated to purchase from Purchaser, at Purchaser’s standard rates, all food, beverage, and hospitality services provided in conjunction with the City’s use of the performance facility. The parties will cooperate in good faith to prepare and finalize one or more agreements to ensure that the City shall also be entitled to the use of one (1) regular-sized table for any and all public events which take place in the performance facility. The City shall pay any ticketing costs associated with the use of such table, in the event that the City elects to use the table. Notwithstanding the foregoing, Purchaser (or its designee) shall have exclusive rights to all food, beverage, catering, hospitality and related services provided or offered on or within the Property following completion of the Project. No such services shall be offered, provided, permitted or allowed by Seller, the City or any third-party vendors without the expressed written consent of Purchaser. All terms and conditions of this subsection (c) shall be set forth in the agreement(s) to be reasonably approved by Purchaser and Seller during the Inspection Period as provided hereinabove (the “Facility Use Agreements”).

(d) During the Inspection Period, the Authority will work with the City to initiate a rezoning application, such that the Property can be brought before the governing body of the City to review an application for zoning necessary to accommodate the Project (the “Rezoning Application”).

(e) If, as of the expiration of the Inspection Period, either (i) the Project Plans have not been approved in final form by Seller, (ii) Purchaser has not obtained the TAD Approval, (iii) the Property has not been rezoned, or (iv) the Facility Use Agreements have not been approved in final form by Seller and Purchaser, each in its sole, good faith discretion, then this Agreement shall terminate, in which event Escrow Agent shall pay the sum of One Hundred Dollars ($100.00) of the Earnest Money to Seller in full consideration of the rights granted to Purchaser under this Agreement and shall refund the balance of the Earnest Money to Purchaser, and thereafter no party shall have any further rights or obligations under this Agreement, except for those set forth herein which expressly survive the termination of this Agreement; provided however, only in the event Purchaser has not obtained the TAD Approval, Purchaser shall have the right to extend the Inspection Period by up to sixty (60) days by written notice to Seller.

ARTICLE 7

Title and Title Objections

7.1 Condition of Title. At Closing, Seller shall convey good and insurable fee simple title to the Property by limited warranty deed, subject only to those matters as shall be either expressly accepted or deemed accepted by Purchaser pursuant to the terms of this Article 7 (collectively, the “Permitted Title Exceptions”).

7.2 Title Examination. Purchaser shall obtain a commitment for an owner’s policy of title insurance (the “Title Commitment”), issued by First American Title Insurance Company (the “Title Company”). Not later than thirty (30) days prior to the expiration of the Inspection Period, Purchaser shall notify Seller in writing of any exceptions to title, including any matters of survey disclosed in the Survey (as defined in Section 7.5 below), to which Purchaser objects (the “Title Objections”), which notice shall be accompanied by a copy of the title commitment and copies of all recorded exceptions noted therein. Any exceptions to title disclosed in the Title Commitment to which Purchaser does not object shall be deemed accepted by Purchaser and shall constitute Permitted Title Exceptions hereunder. Within ten (10) Business Days after receipt of such notice, Seller shall notify Purchaser in writing of the Title Objections, if any, which it agrees to cure at or before Closing (“Seller’s Cure Notice”). Notwithstanding anything herein to the contrary, at or before Closing, Seller shall (i) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property; (ii) release or cause to be released any mortgages, deeds of trust, deeds to secure debt or similar instruments which encumber the Property; and (iii) cancel or cause to be cancelled and discharged (1) any mechanics’, contractors’ or similar liens which encumber the Property as of the date of Closing and arise by, through or under Seller; and (2) any, judgment liens which encumber the Property and arise by, through or under Seller (the matters referenced in the foregoing clauses (i) through and including (iii) are collectively referred to herein as “Monetary Liens”), regardless of whether Purchaser objects to such Monetary Liens. In no event shall a Monetary Lien constitute a Permitted Title Exception hereunder.

7.3 Seller’s Election Not to Cure. In the event Seller does not elect to satisfy or cure any Title Objection of which it is notified, then Purchaser shall have the option to either (a) close the transaction contemplated herein without any deduction in the Purchase Price; or (b) terminate this Agreement pursuant to Section 6.2, whereupon Seller shall receive the sum of One Hundred Dollars ($100.00) of the Earnest Money in full consideration of the rights granted to Purchaser under this Agreement and shall refund the balance of the Earnest Money to Purchaser, and thereafter the parties shall have no further rights or obligations hereunder, except for such rights and obligations which expressly survive the termination hereof. Any Title Objection which Seller does not agree to cure at or before Closing shall be a Permitted Title Exception; any Title Objection which Seller does agree to cure and does actually cure at or prior to Closing shall not be a Permitted Title Exception.

7.4 Re-Examination of Title. Purchaser shall have the right to re-examine title to the Property and have the Title Commitment and Survey updated up to and including the date of Closing and raise any additional objections not appearing in Purchaser’s original Title Commitment or on the original Survey. If Seller shall not correct or remove the defects or objections which Seller has agreed to cure by Closing in Seller’s Cure Notice, or should Purchaser learn of any other defects or objections to Seller’s title appearing in a revised Title Company or on a revised Survey which are either not permitted by the terms hereof or arising after the date of the original Survey or the effective date of the original Title Commitment, then Purchaser, in Purchaser’s sole discretion, may:

(a) accept the Property with such defects; or

(b) postpone Closing for up to thirty (30) days or until the defects or objections shall be corrected by Seller (whichever day is sooner), and if not then corrected, Purchaser may elect (a) above or (c) below; or

(c) terminate this Agreement by written notice to Seller, in which event the Earnest Money, together with any interest earned thereon, shall be returned to Purchaser, and thereupon Purchaser and Seller shall be released and relieved of all further rights, liabilities and obligations hereunder except for those that expressly survive termination of this Agreement; provided, however, if such defects or objections result from a Seller default hereunder, then Purchaser shall be entitled to exercise all of its rights and remedies under Section 11.1 hereof.

7.5 Survey. Purchaser, at Purchaser’s cost and expense, may have an ALTA/NSPS land title survey of the Land made by a registered land surveyor of the State of Georgia and certified to both Seller and Purchaser (the “Survey”). Promptly after completion of the Survey, Purchaser shall deliver a copy of the Survey to Seller. In the event the legal description set forth on the Survey materially differs from that which is attached hereto as Exhibit A, then Seller shall deliver to Purchaser at Closing (in addition to the Deed), a quitclaim deed conveying the Property to Purchaser as described on the Survey. Purchaser shall also have the right to object to any encroachments or other matters of survey revealed by the Survey, which objections shall be administered in the same manner as Title Objections are administered pursuant to this Article 7. Any encroachment or other matter of survey which is disclosed in the Survey but to which Purchaser does not object shall be deemed accepted by Purchaser and shall constitute a Permitted Title Exception hereunder.

ARTICLE 8
Closing

8.1 Date and Time of Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held on or before the date that is one hundred twenty (120) days following the expiration of the Inspection Period (the “Closing Date”). Closing shall be held at such location as may be agreed to by the parties.

8.2 Seller’s Deliveries. At Closing, Seller shall execute and/or deliver to Purchaser the following items (referred to collectively herein as the “Seller’s Closing Items”):

(a) a limited warranty deed conveying to Purchaser good and insurable fee simple title to the Property, free and clear of all liens, encumbrances, restrictions, and easements, except for the Permitted Title Exceptions (the “Deed”);

(b) a quitclaim deed conveying the Property to Purchaser as described on the Survey, if required by Section 7.5 above;

(c) the Project Agreements;

(d) an owner’s affidavit in the form required by Title Company and such other documentation as may be required by Title Company to issue a standard 2006 ALTA Owner’s Policy with respect to the Property (hereinafter referred to as the “Title Policy”) free and clear of all liens, encumbrances, restrictions, and easements whatsoever except for the Permitted Title Exceptions and the “standard printed” survey exception;

(e) such documents, certificates and affidavits reasonably requested by Purchaser Or Title Company to evidence Seller’s authority to enter into this Agreement, perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby;

(f) a certificate and affidavit signed on behalf of Seller certifying that Seller is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate” or “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1954, as amended;

(g) a certificate in favor of Purchaser, its successors, assigns and lenders, certifying that all of the representations and warranties in Article 4 above are true and correct in all material respects as of the date of Closing;

(h) a closing statement, itemizing and approving all receipts and disbursements made in connection with Closing;

(i) a general assignment conveying to Purchaser, without representation or warranty and to the extent assignable, Seller’s rights with respect to any and all tangible and intangible rights, privileges and appurtenances pertaining to the Property, except for the Permitted Title Exceptions; and

(j) any and all other documents or items reasonably necessary or appropriate to complete the Closing, including, but not limited to, any transfer tax forms, affidavits, or broker lien waivers required by applicable law, rule, regulation or otherwise required by the Title Company for the removal of any and all “standard exceptions” on Purchaser’s Title Policy.

All of the Seller’s Closing Items shall be in a commercially reasonable form customarily utilized in the jurisdiction where the Property is located in transactions similar to the one contemplated hereby.

8.3 Purchaser’s Deliveries. At Closing, Purchaser shall execute and/or deliver to Seller the following items (referred to collectively herein as the “Purchaser’s Closing Items”):

(a) the Purchase Price, subject to the adjustments and prorations set forth in Article 8;

(b) the Facility Use Agreements;

(c) a closing statement, itemizing and approving all receipts and disbursements made in connection with the Closing;

(d) such documents, certificates and affidavits reasonably requested by Title Company to evidence Purchaser’s authority to enter into this Agreement, perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby; and

(e) any and all other documents or items necessary or appropriate to complete the Closing, including, but not limited to, any transfer tax forms, affidavits, or broker lien waivers required by applicable law, rule, regulation or the Title Company.

All of the items described in clauses 8.3(b) through and including (e) shall be in a commercially reasonable form customarily utilized in the jurisdiction where the Property is located in transactions similar to the one contemplated hereby.

8.4 Seller’s Costs and Expenses. At Closing, Seller shall pay the following costs and expenses:

(a) Seller’s legal fees and expenses;

(b) costs to cure any of the Title Objections with respect to which Seller is obligated to cure pursuant to Section 7.2 above;

(c) the fees for the recording of the Deed;

(d) all transfer taxes; and

8.5 Purchaser’s Costs and Expenses. At Closing, Purchaser shall pay the following costs and expenses:

(a) the cost of any title policies and endorsements thereto;

(b) the cost of the Survey;

(c) all closing fees charged by the Title Company (including earnest money, escrow and closing charges);

(d) Purchaser’s legal fees and expenses, and

(e) all financing costs, including, without limitation, all intangible taxes in connection with any loan documents.

8.6 Pro-Rations. The following amounts or items shall be prorated, credited or added to the Purchase Price at the Closing as appropriate, and except to the extent otherwise provided herein, shall adjust the Purchase Price.

(a) Taxes. At Closing, all ad valorem real property taxes and similar assessments accrued for the year of Closing and years prior to Closing with respect to the Property (including both general and special assessments) shall be prorated between Purchaser and Seller as of 11:59 p.m. on the day of Closing. In the event that the property taxes or assessments for the year of Closing have not yet been determined, the proration shall be based on such taxes or assessments for the preceding year, and in such event, within ninety (90) days following receipt by Purchaser of the actual bill for taxes for the year of Closing, Seller and Purchaser shall reprorate such taxes, and if such reproration results in an adjustment to the proration calculated at Closing, the party owing the other party shall pay the amount owed within fifteen (15) days after the reproration is determined. This Section 8.6 shall survive the Closing.

(b) Utilities and Other Expenses. Utilities, including but not limited to water, sewer, gas, electricity, trash removal and fire protection service shall terminate as of the Closing Date, and the meters should be read. Seller shall be responsible for all payments due under the existing utility agreements. In the event the actual amount due for utilities cannot be determined as of the Closing Date, Purchaser and Seller agree to make the required proration as a post-closing matter. All other expenses relating to the Property up to the Closing Date and all periods prior thereto including those required by any contract or agreement for any services to the Property and those incurred or ordered by Seller or Seller’s agents, including but not limited to cost of maintenance, insurance and administrative expenses, shall be paid for by Seller and Purchaser shall not be liable therefor. Purchaser shall not be responsible for payment of any part of any fee due to Seller’s managing agent, if any, nor for payment of any service, maintenance or supply agreement not expressly assumed by Purchaser, nor for payment for any personal property, supplies, fixtures or equipment ordered prior to Closing by Seller or Seller’s agents and Seller shall indemnify and hold Purchaser and its affiliates, agents, contractors, officers, members and employees harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to the payment of all such amounts. The foregoing indemnity shall survive Closing.

8.7 Purchaser’s Conditions to Closing. Purchaser’s obligation to close is contingent upon the satisfaction of the following conditions, any of which may be waived in writing by Purchaser, except (d) below, in whole or in part:

(a) Seller’s delivery of good and insurable fee simple title to the Property at Closing, subject only to the Permitted Title Exceptions; such performance to be evidenced by Purchaser’s ability to obtain (upon delivery of Purchaser’s Closing Items and payment of all applicable title insurance premiums and expenses) the Title Policy in the form contemplated by Section 8.2(d) hereof;

(b) Seller’s warranties and representations set forth herein shall be true and accurate as of the date of Closing;

(c) Seller shall have fully and completely performed all terms, covenants, conditions, and agreements required by this Agreement when and as required;

(d) from and after the expiration of the Inspection Period, there shall have occurred no material adverse change with respect to the physical condition of the Property, nor shall any governmental authority having jurisdiction over the Property have taken any action which could have a material and adverse effect on Purchaser’s ability to develop the Property for Purchaser’s intended use (including without limitation, changes in the zoning classification of the Property and imposition of a sewer or development moratorium applicable to the Property);

(e) satisfaction by Seller of the Entitlement Conditions ; and

(f) resolution by Purchaser of all material issues relating to the Arts Council, Inc. and the development, operation and management of the Project.

If any of the conditions precedent set forth in this Section 8.7 shall not be satisfied on the scheduled Closing Date, then Purchaser shall be entitled, at Purchaser’s option, (i) to waive any such condition(s) precedent (in Purchaser’s sole discretion) and proceed to Closing, (ii) to delay Closing for a reasonable period of time (not in excess of 120 days) in order to satisfy (or allow Seller to satisfy, as applicable) such condition(s) precedent, or (ill) to terminate this Agreement upon written notice to Seller, whereupon Seller will refund the Earnest Money to Purchaser in full, this Agreement shall terminate, and the parties shall have no further rights or obligations hereunder, except for such rights and obligations which expressly survive the termination hereof; provided however, if the failure of any such condition precedent is the result of any default by Seller (after the expiration of any notice and cure period), then Purchaser shall be entitled to exercise all of its rights and remedies under Section 11.1 hereof.

ARTICLE 9
Brokers

9.1 Payment of Commission. Seller represents and warrants to Purchaser that Seller has not dealt with and is not obligated to any broker, real estate agent or finder in connection with the transaction contemplated by this Agreement. Purchaser represents and warrants to Seller that Purchaser has not dealt with and is not obligated to any broker, real estate agent or finder in connection with the transaction contemplated by this Agreement, with the exception of the Simpson Company (“Broker”). At Closing, Purchaser shall pay a commission to Broker pursuant to a separate agreement between Purchaser and Broker. Each of Seller and Purchaser shall indemnify, defend and hold the other harmless from and against all claims, losses, liabilities and expenses (including but not limited to attorneys’ fees and court costs) which the other may incur on account of any claim which may be asserted against the other, whether or not meritorious, by any broker (except Broker) or any other person on the basis of any agreements made or alleged to have been made by or on behalf of the indemnifying party, to the extent inconsistent with the provisions of this Article 9. The provisions of this Article 9, including without limitation each party’s obligation to pay any Broker’s commission caused by the actions of such party, and specifically Purchaser’s obligation to pay Broker’s commission, shall survive Closing.

ARTICLE 10
Condemnation

If at any time prior to Closing, any action or proceeding is filed, or threatened, under which the Property, or any portion thereof may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, Seller shall notify Purchaser of such event in writing. Purchaser shall then have the option, to be exercised at any time prior to Closing: (a) to terminate this Agreement, in which case Escrow Agent shall return the Earnest Money to Purchaser and neither party shall have any further rights, duties or liabilities hereunder, or (b) to proceed to Closing without adjustment to the Purchase Price, and, at Closing, Seller shall transfer and assign to Purchaser all of Seller’s right, title and interest in and to the condemnation awards or proceeds, or insurance proceeds, as the case may be, attributable to the taken or condemned property.

ARTICLE 11

Earnest Money, Default, and Remedies

11.1 Seller’s Default. If Seller defaults in performing any of Seller’s obligations under the terms of this Agreement, or if any representation and warranty made by Seller is untrue or incorrect in any material respect, and such default is not cured within five (5) days after written notice thereof is given by Purchaser to Seller (provided that no notice shall be required and no cure period shall be allowed in the case of Seller’s failure to close on the Closing Date), Purchaser shall be entitled to: (a) terminate this Agreement upon written notice delivered to Seller, in which event the Earnest Money shall be refunded in full to Purchaser and Purchaser shall be reimbursed by Seller for all of Purchaser’s actual, documented third party out of pocket expenses incurred in connection with the transactions contemplated herein (including without limitation reasonable attorneys’ fees), whereupon the parties shall have no further rights, duties or obligations hereunder, except for such rights, duties and liabilities which expressly survive the termination hereof or (b) enforce the specific performance of this Agreement.

11.2 Purchaser’s Default. In the event Purchaser defaults in performing any of Purchaser’s obligations under this Agreement, and such default is not cured within five (5) days after written notice thereof is given by Seller to Purchaser (provided that no notice shall be required and no cure period shall be allowed in the case of Purchaser’s failure to close on the Closing Date), then, provided all of Purchaser’s conditions precedent set forth herein have been satisfied and Seller is not in default hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement upon written notice to Purchaser and receive the Earnest Money as liquidated damages, whereupon the parties shall have no further rights, duties or obligations hereunder, except for such rights, duties and liabilities which expressly survive the termination hereof. Without limiting the generality of the foregoing exclusive remedy, Seller expressly waives the right to seek specific performance against Purchaser in the event of Purchaser’s default hereunder. Purchaser and Seller agree that actual damages in the event of Purchaser’s default are difficult if not impossible to ascertain, and that payment of the Earnest Money upon Purchaser’s default is intended by the parties to constitute liquidated damages, and is not intended to be a penalty.

ARTICLE 12
Miscellaneous

12.1 Entire Agreement. This Agreement, together with the exhibits attached hereto, sets forth the entire agreement between the parties and cannot be amended except by written agreement of the parties. This Agreement supersedes all prior agreements, if any, between the parties. TIME IS OF THE ESSENCE OF THIS AGREEMENT. All exhibits and schedules attached hereto form an integral part of this Agreement and the terms and provisions thereof are incorporated into this Agreement by reference.

12.2 Notices. Any notice or consent required to be given by or on behalf of any party hereto to any other party shall be in writing and sent by (i) certified mail, return receipt requested, (ii) delivered personally, including by nationally recognized air or overnight courier or expedited mail service, or (iii) sent by email, provided that a copy of such notice is contemporaneously sent in accordance with one of the other provisions set forth above, to the following addresses:

If to Seller:	Gainesville Redevelopment Authority
Attn: Chairperson
405 Washington St., NE
Gainesville, GA 30501

With a copy to:	Joey Homans
272 Hwy 9 South
Dawsonville, GA 30534
ioey@fehhm.com

With a copy to:	Abb Hayes
200 E. E. Butler Pkwy
Gainesville, GA 30501
ash@homlaw.com

If to Purchaser:	GA HIA, LLC

With a copy to:	W. Wade Beavers
Capital Law & Advisory Partners, LLC
319 Boulevard
Gainesville, GA 30501
wbeavers@caplawpartners.com

or at such other address or as may be specified from time to time in writing pursuant to the terms hereof. All such notices hereunder shall be deemed to have been given on the date of actual delivery (or, as to facsimile notices, on the date of electronically confirmed receipt) or the date marked on the return receipt, unless delivery is refused, in which case delivery shall be deemed to have been made upon tender, the date of postmark shall be deemed the date notice has been given.

12.3 Business Day; Day of Performance. As used herein, a “Business Day” means any day other than a Saturday, Sunday, any other day on which national or state banks in the State of Georgia are not open for business. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a day which is not a Business Day, then such time period shall be automatically extended through the close of business on the next following Business Day.

12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. This Agreement shall be governed and construed and enforced in accordance with the laws of the jurisdiction in which the Property, is located. Transmission of signed counterparts by facsimile shall create a binding Agreement. This Agreement may be executed by each party upon a separate copy, and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts.

12.5 Assignment. Purchaser may assign its rights hereunder ,to an entity controlling, controlled by or under common control with Purchaser at or before Closing, and upon such assignment, Purchaser shall be released from all obligations and liabilities arising hereunder. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective heirs, successors, successors-in-title, legal representatives and permitted assigns.

12.6 Severability. The invalidity or enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.7 Marketing of Property. Seller agrees that, during the term of this Agreement, Seller shall not conduct any activities related to the marketing or sale of the Property to others, or negotiate or enter into any “back-up” contracts, orally or in writing, for the potential sale of the Property or place any “for sale” signs at the Property and shall remove all existing “for sale” signs at the Property.

12.8 Governing Law. This Agreement shall be governed by the laws of State of Georgia, without regard for its choice of law principles.

12.9 Non-Binding/Offer and Acceptance. Unless and until this Agreement is fully executed and delivered by both parties, any discussions, negotiations, correspondence or communications between Purchaser and Seller and their respective attorneys, agents and representatives in connection or with respect to the subject matter of this Agreement, including, without limitation, the delivery and exchange of unsigned draft copies of this Agreement, are intended only as non-binding discussions, negotiations and communications (except to the extent otherwise expressly specified in writing therein) and either party shall have the absolute right to withdraw from such discussions, negotiations and communications at any time without incurring any liability or obligation whatsoever to the other party (except to the extent otherwise expressly specified in writing therein). Acceptance shall be completed by the signing of this Agreement by the second party and the delivery of a signed counterpart to the second party by the first party.

12.10 Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.

IN WITNESS WHEREOF, hereto have executed this Agreement, to be effective as of the Effective Date.

SELLER:

THE GAINESVILLE REDEVELOPMENT AUTHORITY

By:	/s/ Matt C. Nix
Name:	Matt C. Nix
Title:	Chairman

PURCHASER:

GA HIA, LLC, a Colorado limited liability company

By:	/s/ JW Roth
Name:	JW Roth
Title:	CEO

EXHIBIT A

ATTACH SURVEY

[Omitted.]

EXHIBIT B

PARKING, SIGN AND SALE AGREEMENT

[Omitted.]